EX-4.36
              ASSIGNMENT AND ASSUMPTION AGREEMENT

               ASSIGNMENT AND ASSUMPTION AGREEMENT

     This Assignment and Assumption Agreement (the "Agreement") is made as of May 29, 2007 by and among Golden Gate Investors, Inc., as Assignor (the "Assignor"), Gameznflix, Inc., a Nevada corporation, as Assignee (the "Assignee") and RMD Technologies, Inc. ("RMD"). Each of Assignee, Assignor and/or RMD may be referred to herein as a "Party," or collectively, the "Parties".

                              WITNESSETH:

     WHEREAS, RMD and La Jolla Cove Investors, Inc. ("LJCI") entered into that certain Securities Purchase Agreement dated as of January 27, 2006, as amended (the "Securities Purchase Agreement"), that certain 7 _ % Convertible Debenture, dated as of January 27, 2006, as amended (the "Debenture"), that certain Registration Rights Agreement, dated as of January 27, 2006, as amended (the "Registration Rights Agreement") and that certain Warrant to Purchase Common Stock, dated as of January 27, 2006, as amended (including the amendment set forth in that certain letter agreement between LJCI and RMD dated as of January 27,
2006) (the "Warrant", with the Securities Purchase Agreement, the Debenture, the Registration Rights Agreement and the Warrant collectively referred to herein as the "RMD Transaction Documents"), as attached hereto as Exhibit A;

     WHEREAS, LJCI previously transferred the RMD Transaction
Documents to Assignor;

     WHEREAS, LJCI has been credited with a prepayment in the amount of $150,000 under the Warrant to be credited against the exercise of Warrant Shares (as defined in the Warrant) (the
"Warrant Prepayment");

     WHEREAS, LJCI has been credited with a payment in the amount of $100,000 under the Debenture previously paid to RMD (the
"Debenture Prepayment", along with the Warrant Prepayment, the "RMD Prepayment"); and

     WHEREAS, Assignor wishes to transfer and assign and Assignee wishes to accept and assume all of Assignor's rights and interests in the RMD Transaction Documents and the RMD Prepayment
(collectively, the "RMD Transaction").

     NOW THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties have hereby agreed as follows:

1. For value received as set forth in this Agreement, Assignor hereby assigns and transfers to Assignee, without representation or warranty, all of Assignor's rights, obligations, interests and liabilities under the RMD Transaction.

2. For and in consideration of the assignment hereunder, Assignee hereby assumes all of Assignor's rights, obligations, interests and liabilities under the RMD Transaction to the same extent as though it had originally been named as a party thereto and agrees to observe, perform and fulfill all of the terms and conditions of the RMD Transaction Documents to the same extent as if it had been originally named as a party thereto.

3. As consideration for the assignment by Assignee of the Warrant pursuant to the terms of this Agreement, the Assignee shall pay and credit to the Assignor on the date hereof an amount equal to $250,000 in the form of a prepayment under the Warrant to Purchase Common Stock dated as of November 11, 2004, as amended, issued by Assignee to Assignor, as further set forth in that certain Addendum to Convertible Debenture and Warrant to Purchase Common Stock between Assignor and Assignee dated as of May 24, 2007.

4. This Agreement shall be binding upon, and inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

5.  Assignee represents and warrants as follows:

    a. Assignee is purchasing the RMD Transaction, the Common Stock issuable upon conversion of the Debenture (the "Debenture Shares") and the Common Stock issuable upon conversion or exercise of the Warrant (the "Warrant Shares" and, collectively with the Debenture, the Debenture Shares and the Warrant, the "Securities") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

    b. Assignee is (i) an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) experienced in making investments of the kind contemplated by this Agreement, (iii) capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and (iv) able to afford the loss of its investment in the Securities.

    c. Assignee understands that the Securities are being offered and sold by the Assignor in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Assignor is relying upon the accuracy of, and Assignee's compliance with, Assignee's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Assignee to purchase the Securities;

    d. The Assignee understands that: (i) the Debenture, the Debenture Shares, the Warrant and the Warrant Shares have not been and is not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Assginee shall have delivered to RMD an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of the Securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) ("Rule 144") may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder; and (iii) neither RMD nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

    e. The Assignee understands that the certificates or other instruments representing the Securities shall bear a restrictive legend in form and substance acceptable to RMD
    (and a stop transfer order may be placed against transfer of such stock certificates).

    f. The Assignee understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities, or the fairness or suitability of the investment in the Securities, nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

    g. This Agreement has been duly and validly authorized, executed and delivered by Assignee and is a valid and binding agreement of Assignee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

6. Assignee agrees to defend, indemnify and hold harmless Assignor and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the RMD Transaction assumed by Assignee herein, other than those obligations arising prior to the date hereof resulting from Assignor's gross negligence or willful misconduct, and the assignment of the RMD Transaction from Assignor to Assignee pursuant to the terms of this Agreement.

7. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RMD TRANSACTION. EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

8. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but both of which counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on both Parties hereto.

9. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by both Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

If to the Assignor, to:

Golden Gate Investors, Inc.
7817 Herschel Avenue, Suite 200
La Jolla, California 92037
Telephone:  858-551-8789
Facsimile:  858-551-8779

If to Assignee, to:

Gameznflix, Inc.
1535 Blackjack Road
Franklin, KY 42134
Telephone:  (270) 598-0385
Facsimile:  (270) 778-0025

The Assignor or Assignee may change the foregoing address by notice given pursuant to this Section 11.

12. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without giving effect to the conflict of laws rules thereof or the actual domiciles of the Parties. Each of the Parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties unconditionally and irrevocably consents to the exclusive jurisdiction of the court of the State of California and the Federal District Courts for the State of California with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby unconditionally and irrevocably agrees that the venue of any such action shall be in the downtown branch of the courts located in San Diego County, California. If any breach of or to enforce the provisions of this Agreement is commenced, the court in such action shall award to the Party in whose favor a judgment is entered, a reasonable sum as attorney's fees and costs. Such attorney's fees and costs shall be paid by the non-prevailing Party in such action.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

                                       ASSIGNOR:

                                       Golden Gate Investors, Inc.


                                       /s/  Travis Huff
                                       Travis Huff, Portfolio Manager


                                       ASSIGNEE:

                                       Gameznflix, Inc.


                                       By: /s/  John Fleming
                                       Name: John Fleming
                                       Its:  CEO